Exhibit No. 10

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES

ERIK B. STANFORD, an individual, and
PATRICIA KOZMINSKI, an individual,
on behalf of all others similarly situated,

                     Plaintiffs,

     v.

UNITED RETAIL INCORPORATED, a
Delaware corporation,dba UNITED
RETAIL INCORPORATED OF
DELAWARE, and DOES 1 through 100,
inclusive

Defendants.	CASE NO. BC294282 Assigned to the Honorable Anthony J. Mohr [Original Complaint Filed: April 21, 2003] STIPULATION AND SETTLEMENT AGREEMENT OF CLASS ACTION CLAIMS

STIPULATION AND SETTLEMENT AGREEMENT
OF CLASS ACTION CLAIMS

I.     This Stipulation and Settlement Agreement of Class Action Claims (“Settlement,” “Stipulation,” or “Agreement”) is made by Erik Stanford and Patricia Kozminski (“Named Plaintiffs”) on behalf of themselves and each of the other “Plaintiffs” as defined herein, on the one hand, and the defendant United Retail Incorporated (“United Retail”), on the other hand, in the action pending in the Superior Court of California, County of Los Angeles (“Superior Court”), Case No. BC 294282 (“Class Action” or “Action”), and subject to the approval of the Superior Court. The Class Members (“Class Members” or “Class”) consist of all Plaintiffs who do not properly elect to exclude themselves from the terms of this Agreement. The Settlement Class Members consist of all Class Members who submit a Claim Form/FLSA Consent Form that is approved for payment under the terms of this Stipulation.

II.     Class Certification. Solely for purposes of this Settlement, the Class Members and United Retail (hereinafter collectively referred to as the “Parties”) stipulate and agree to define three settlement classes as follows:

1.     all Store Managers employed by United Retail in California at any time between April 21, 1999 through January 31, 2005, for the claims of overtime, meal periods and bonuses (“Class No. 1”);

2.     all Co-Managers employed by United Retail in California at any time between April 21, 1999 through January 31, 2004, for the bonuses claim (“Class No. 2”); and

3.     all full time employees employed by United Retail in California at any time between April 21, 1999 and December 31, 2004 for vacation claims and the personal day (also known as PTO) claims (“Class No. 3”).

The Parties stipulate and agree to the certification of the Class Action for purposes of this Settlement only. Should for whatever reason the Settlement not become final, the fact that the Parties were willing to stipulate to class certification as part of the Settlement shall have no bearing on, and shall not be admissible in connection with, the issue of whether a class should be certified in a non-settlement context in this Action and shall have no bearing on, and shall not be admissible in connection with, the issue of whether a class should be certified in any other lawsuit. United Retail expressly reserves its right to oppose class certification should this Settlement not become final.

III.     Procedural History. The Action was originally filed by Erik Stanford in the Superior Court of the State of California for the County of Los Angeles on April 21, 2003. Plaintiff Kozminski joined the action upon the filing of a First Amended Complaint on February 4, 2004.

Named Plaintiffs have prepared and attached hereto as Exhibit 5 a Second Amended Complaint asserting federal claims and redefining the vacation claims. The Second Amended Complaint will be deemed filed on the date of entry of the Preliminary Approval Order (as defined below).

IV.     Investigation in the Class Action. The Parties have conducted significant investigation of the facts and law during the prosecution of this Action. Such discovery and investigations have included: the exchange of information pursuant to discovery; the review of over 65,000 pages of United Retail records; depositions of representatives of United Retail; surveys of putative Class Members; numerous meetings and conferences between representatives of the Parties; and interviews of numerous potential witnesses. Counsel for the Parties have further investigated the applicable law regarding the alleged claims of Plaintiffs and potential defenses thereto, and the damages claimed by Plaintiffs. In pertinent part, the investigation has yielded the following. The Action generally alleges that United Retail: (1) failed to pay the Store Managers overtime and failed to provide them unpaid meal periods; (2) improperly deducted certain amounts from bonuses for Store Managers and Co-Managers; and (3) failed to pay or carry forward accrued vacation and personal time off (“PTO”). Plaintiffs are demanding various amounts for wages, penalties, interest, attorneys’ fees, and other damages.  United Retail contends that the Store Managers are exempt from California state overtime requirements and California state meal period requirements by virtue of one or more exemptions recognized under California law. The Parties disagree on the number of hours actually worked by the Plaintiffs and on whether Plaintiffs were permitted to take meal periods. United Retail also disputes the legal and factual basis for the other claims for bonuses and vacation/PTO and contends that class recovery is inappropriate for any of the claims. After investigation, counsel for Plaintiffs (“Plaintiffs’ Counsel”) have concluded that there is a significant risk that some of the Plaintiffs may have been, for at least some part of the Class Period, exempt from overtime requirements under California state law, but they do not believe all of the Plaintiffs were for the entire Class Period exempt from overtime requirements under California state law. Likewise, United Retail has concluded that there is a significant risk that some of the Plaintiffs may have been, for at least some part of the Class Period, improperly classified as exempt from overtime requirements under California state law, but it does not believe all of the Plaintiffs were for the entire Class Period improperly classified as exempt from overtime requirements under California state law.

Plaintiffs’ Counsel investigated the claim that California Co-Managers did not receive the meal-periods to which they are entitled and now believe that the claim does not have any factual basis. The claim of the Co-Managers for meal period violations is being dismissed with prejudice by this Stipulation.

V.     Benefits of Settlement to Class Members. Named Plaintiffs recognize the expense and length of continued proceedings necessary to continue the litigation against United Retail through trial and through any possible appeals. Named Plaintiffs have also taken into account the uncertainty and risk of the outcome of further litigation, and the difficulties and delays inherent in such litigation. Named Plaintiffs are also aware of the burdens of proof necessary to establish class certification and liability for the claims asserted in the Action (the “Claims” or “Class Action Claims”), United Retail’s defenses thereto, and the difficulties in establishing damages for the Plaintiffs. Named Plaintiffs have also taken into account the extensive settlement negotiations conducted. The negotiations included full days of mediation and direct negotiations between the Parties and ended in a settlement on December 29, 2004 signed by both sides. Based on the foregoing, Named Plaintiffs have determined that the Settlement set forth in this Agreement is a fair, adequate and reasonable settlement, and is in the best interests of the Plaintiffs.

VI.     United Retail’s Reasons for Settlement. United Retail has concluded that any further defense of this litigation would be protracted and expensive for the Parties. Substantial amounts of time, energy and resources of United Retail have been expended and, unless this Settlement is made, will continue to be devoted to the defense of the claims asserted by Plaintiffs. United Retail has, therefore, agreed to settle in the manner and upon the terms set forth in this Agreement to put to rest the Claims as set forth in the Class Action.

VII.     United Retail’s Denial of Wrongdoing. United Retail has denied and continues to deny each of the claims and contentions alleged by Plaintiffs in the Action. United Retail has repeatedly asserted and continues to assert defenses thereto, and has expressly denied and continues to deny any wrongdoing or legal liability arising out of any of the facts or conduct alleged in the Action. United Retail also has denied and continues to deny the allegations that the Plaintiffs have suffered damage; that United Retail misclassified any of the Plaintiffs as exempt from overtime and meal period requirements; that United Retail failed to pay any of the Plaintiffs for all overtime to which they were entitled; that United Retail failed to provide any of the Plaintiffs unpaid meal periods; that United Retail improperly deducted amounts from bonuses; that United Retail failed to pay or carry forward accrued vacation or PTO to which they were entitled; that United Retail engaged in any unlawful, unfair or fraudulent business practices; that United Retail engaged in any wrongful conduct as alleged in the Action; or that the Plaintiffs were harmed by the conduct alleged in the Action. Neither this Agreement, nor any document referred to or contemplated herein, nor any action taken to carry out this Agreement may be construed as, or may be used as an admission, concession or indication by or against United Retail of any fault, wrongdoing or liability whatsoever.

VIII.     Plaintiffs’ Claims. Plaintiffs have claimed and continue to claim that the Released Claims (as defined below) have merit and give rise to liability on the part of United Retail. Neither this Agreement nor any documents referred to herein, or any action taken to carry out this Agreement may be construed as or may be used as an admission by or against the Plaintiffs or Class Counsel as to the merits or lack thereof of the claims asserted.

NOW, THEREFORE, IT IS HEREBY STIPULATED by the Named Plaintiffs on behalf of the Plaintiffs, on the one hand, and United Retail, on the other hand, and subject to the approval of the Superior Court, that the Class Action is hereby being compromised and settled pursuant to the terms and conditions set forth in this Agreement and that upon the Effective Date (as defined below) the Class Action shall be settled, subject to the recitals set forth hereinabove which by this reference become an integral part of this Agreement and subject to the following terms and conditions:

1.     Effective Date. As used in this Settlement, “Effective Date” means the date by which this Settlement is finally approved as provided herein and the Superior Court’s Final Judgment (“Final Judgment” or “Judgment”) becomes final. For purposes of this paragraph, the Superior Court’s Final Judgment “becomes final” upon the latter of: (i) the date of final affirmance on an appeal of the Final Judgment; (ii) the expiration of the time for a petition for a writ of certiorari to review the Final Judgment and, if certiorari be granted, the date of final affirmance of the Final Judgment following review pursuant to that grant; (iii) the date of final dismissal of any appeal from the Final Judgment or the final dismissal of any proceeding on certiorari to review the Final Judgment; or (iv) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Superior Court’s Final Judgment.

2.     Full Investigation. Named Plaintiffs have fully investigated the factual and legal bases for the causes of action asserted in the Class Action. United Retail has denied that it misclassified the Plaintiffs as exempt from overtime laws or meal period requirements, failed to pay Plaintiffs for all overtime due, failed to provide Plaintiffs with required meal periods, improperly deducted amounts from bonuses or failed to pay or carry forward accrued vacation or PTO. As a result of their investigation, Named Plaintiffs continue to believe that United Retail misclassified at least some of the Store Managers, unlawfully failed to pay overtime to those Store Managers, failed to pay or carry forward vacation and PTO and improperly deducted amounts from bonuses. Given the disagreement between the Parties as to the viability of the claims raised by the Plaintiffs in the Class Action Claims, the Parties believe the Settlement provided for herein is a fair, adequate and reasonable settlement.

3.     (a) Release As To All Class Members. As of the Effective Date, the Class Members, including the Named Plaintiffs, release United Retail Incorporated and each of its past or present officers, directors, shareholders, employees, agents, principals, representatives, accountants, auditors, consultants, insurers and reinsurers, and its and their respective successors and predecessors in interest, subsidiaries, affiliates, parent companies and attorneys and all of their respective officers, directors, employees, administrators, fiduciaries, trustees and agents (the “Released Parties”), from the “Released Claims.” For purposes of this Agreement, the “Released Claims” are defined as:

all claims, demands, rights, liabilities, and causes of action of every nature and description whatsoever,

known or unknown, asserted or that might have been asserted,

whether in tort, contract, or for violation of any state or federal constitution, statute, rule or regulation, including state wage and hour laws and the federal Employee Retirement Income Security Act, whether for economic damages, accrued vacation time, accrued PTO, non-economic damages, restitution, penalties or liquidated damages,

arising out of, relating to, or in connection with:

(1)     any and all facts, transactions, events, policies, occurrences, acts, disclosures, statements, omissions or failures to act, which are or could be the basis of claims that United Retail did not comply with all state and federal wage and hour laws related to any claims: (a) that United Retail did not pay the Store Managers all amounts due for work that was performed by the Store Managers for United Retail; (b) that United Retail failed to provide unpaid meal periods; (c) that United Retail improperly deducted amounts from bonuses for Store Managers and Co-Managers; (d) that United Retail failed to pay or carry forward all accrued and unused vacation and PTO; (e) that United Retail failed to contribute amounts to the United Retail Group, Inc. Retirement Savings Plan based on the amounts claimed in this Class Action for hours worked, overtime, vacation, PTO, meal periods and deductions from bonuses; or (f) that United Retail owes wages, penalties, interest, attorneys’ fees or other damages of any kind based on a failure to comply with any state wage and hour laws related to the foregoing, at any times on or before the last day of the Class Period (whether based on California state wage and hour law, contract, or otherwise) including, but not limited to, penalties based upon Labor Code Sections 201, 202, 203, 204, 210, 226.7, 558, 1199, and 2699; and/or

(2)     the causes of action asserted in the Class Action, including any and all claims for alleged failure to pay overtime, for alleged failure to provide unpaid meal periods, for improper deductions from bonuses, for alleged failure to pay or carry forward vacation and PTO, and, as related to the foregoing, for alleged unlawful, unfair and/or fraudulent business practices under California Business and Professions Code § 17200, et seq. For the avoidance of doubt, the Class Members shall not be entitled to carry forward any vacation time or PTO that shall have accrued prior to January 1, 2004.

The claims that the Co-Managers were not provided with proper meal periods is being dismissed with prejudice.

The Released Claims include any unknown claims that arise out of or relate to violations by United Retail of state or federal wage and hour law that are described above and that the Class Members do not know or suspect to exist in their favor at the time of the release, which, if known by them, might have affected their settlement with, and release of, the Released Parties or might have affected their decision not to object to this Settlement. With respect to the Released Claims, the Class Members stipulate and agree that, upon the Effective Date, the Class Members shall be deemed to have, and by operation of the Final Judgment shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, or any other similar provision under federal or state law, which Section provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Class Members may hereafter discover facts in addition to or different from those they now know or believe to be true with respect to the subject matter of the Released Claims, but upon the Effective Date, shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever settled and released any and all of the Released Claims, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

The Class Members agree not to sue or otherwise make a claim against any of the Released Parties that is in any way related to the Released Claims.

(b)     Release As to Settlement Class Members. As of the Effective Date, all Settlement Class Members, including the Named Plaintiffs, release the Released Parties from any claims based on federal wage and hour laws, in addition to releasing the Released Parties from the Released Claims as outlined above in subsection (a).

4.     General Release By Named Plaintiffs Only.

In addition to the release made by the Class Members set forth in Paragraph 3 hereof, the Named Plaintiffs, as of the Effective Date, make the additional following general release of all claims, known or unknown.

The Named Plaintiffs release the Released Parties from all claims, demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, asserted or that might have been asserted, whether in tort, contract, or for violation of any state or federal statute, rule or regulation arising out of, relating to, or in connection with any act or omission by or on the part of any of the Released Parties committed or omitted prior to the execution hereof. (The release set forth in this Paragraph 4 shall be referred to hereinafter as the “General Release”).

The General Release includes any unknown claims the Named Plaintiffs do not know or suspect to exist in their favor at the time of the General Release, which, if known by them, might have affected their settlement with, and release of, the Released Parties by the Named Plaintiffs or might have affected their decision not to object to this Settlement or the General Release.

With respect to the General Release, the Named Plaintiffs stipulate and agree that, upon the Effective Date, the Named Plaintiffs shall be deemed to have, and by operation of the Final Judgment shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, or any other similar provision under federal or state law, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Named Plaintiffs may hereafter discover facts in addition to or different from those he/she now knows or believes to be true with respect to the subject matter of the General Release, but the Named Plaintiffs upon the Effective Date, shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever settled and released any and all of the claims released pursuant to the General Release whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

5.     Settlement Fund. The term “Settlement Fund” shall refer to the funds that United Retail will distribute in accordance with Paragraph 6 below. The amount of the Settlement Fund depends on the number of valid and timely claims submitted by the Class Members.

6.     Allocation of Settlement Fund. The Settlement Fund has a maximum potential value of $2,212,250 (which includes any interest). The Settlement Fund shall be allocated among these elements: (a) the total payments to the Plaintiffs of the Gross Settlement Amounts less deductions as explained in paragraph 7 below (the potential total Gross Settlement Amounts equal $1,604,187 and shall collectively be referred to as the “Payout Fund”); (b) an Enhancement (as hereinafter defined) to the Named Plaintiffs (in the amount of $10,000 each); (c) the Fees Award (as hereinafter defined) to Class Counsel (in the amount of $553,063 for fees and $10,000 for costs) and (d) the costs of administration (estimated at $25,000). The Payout Fund is divided as follows:

  Class No. 1: Class No. 1 consists of all Store Managers employed by United Retail in California at any time between April 21, 1999 through January 31, 2005, for the claims of overtime, meal periods and bonuses. The amount of the Settlement Fund allocated for these claims is $1,359,090;
  Class No. 2: Class No. 2 consists of all Co-Managers employed by United Retail in California at any time between April 21, 1999 through January 31, 2004, for bonuses claims. The amount of the Settlement Fund allocated for these claims is $5,801; and
  Class No. 3: Class No. 3 consists of all full time employees employed by United Retail in California at any time between April 21, 1999 through December 31, 2004, for the claim of vacation pay and PTO. The amount of the Settlement Fund allocated to these claims is $239,296.

7.     Plan of Allocation for Payment to Settlement Class Members. In accordance with Paragraph 9 below, United Retail shall pay the Settlement Awards (as hereinafter defined) to the Settlement Class Members in accordance with the following eligibility and settlement formula requirements:

  Excluded from becoming Settlement Class Members are those Plaintiffs who submit valid and timely requests for exclusion pursuant to the terms and procedures of the Notice of Pendency and Settlement of Class Action; Settlement Hearing; and Claim, Consent, and Exclusion Procedures (attached as Exhibit 1 hereto).
  All Class Members entitled to participate in the Payout Fund will be eligible to submit a claim for a "Settlement Award" (as defined below). If a Class Member entitled to participate in the Payout Fund submits a timely and properly completed Claim Form/FLSA Consent Form (attached as Exhibit 2 hereto), then the Class Member will be a "Settlement Class Member." United Retail will pay Settlement Awards to Settlement Class Members.
  Settlement Class Members for Class No. 1 will be paid a prorated portion of the amount allocated to overtime, meal period and bonus claims combined for each full workweek (at least five full days worked) they worked as a Store Manager between April 24, 1999 and January 15, 2005. The Settlement Class Member's Gross Settlement Amount for overtime, meal period, and bonus claims combined will be calculated by multiplying $80.72 by each full work week for the overtime and meal break claim, plus a prorated portion of the amount of $64,818 for the bonus claim, based on the amounts, if any, withheld from their respective bonuses as reflected in United Retail's payroll records.
  Settlement Class Members for Class No. 2 (Co-Managers bonus claims) will be paid a prorated portion of the amount of $5,801 that is allocated to their bonus claims based on the amounts, if any, withheld from their respective bonuses as reflected in United Retail's payroll records, which shall be conclusive.
  Settlement Class Members for Class No. 3 (vacation and PTO) will be paid a prorated portion of the amount allocated to vacation and PTO claims combined based on (i) the hours of vacation and PTO time between April 24, 1999 and December 31, 2004 to which they were entitled calculated in accordance with the legal theories asserted in the action, less (ii) the hours of vacation and PTO time for which they received pay as reflected in United Retail's payroll records, which shall be conclusive. The Settlement Class Member's Gross Settlement Amount for vacation and PTO pay combined will be calculated by multiplying $6.369 by each full hour of accrued vacation and PTO time to which Plaintiffs claim that he or she was entitled but which was not paid (37,568 hours unpaid).
  The parties agree that each Class Member's Gross Settlement Amount is allocated 55% to wages and 45% to interest. For the portion of the Settlement Amount allocated to wages, payroll deductions will be made for state and federal withholding taxes and any other applicable payroll deductions provided, however, no deduction shall be made for contributions by participants to the United Retail Group, Inc. Retirement Savings Plan ("RSP") and no matching contribution to the RSP by United Retail shall be made with respect to such omitted contributions by participants.

8.    Fees Award and Enhancement to Named Plaintiff

  Harris & Kaufman ("Plaintiffs' Counsel" or "Class Counsel") shall be entitled to an award of attorneys' fees and costs ("Fees Award") of $553,063 for attorneys' fees and $10,000 for costs, for a total of $563,063. Except as provided in this paragraph, Plaintiffs' Counsel shall not be permitted to petition the Court for, or accept, any additional payments for fees, costs or interest and the Fees Award shall be for all claims for attorneys' fees and costs past, present and future incurred in the Action. United Retail will bear the costs of administration. Such costs are estimated to be approximately $25,000 (Twenty-Five Thousand Dollars).
  United Retail's payment of the Fees Award to Plaintiffs' Counsel shall constitute full satisfaction of the obligation to pay any amounts to any person, attorney or law firm for attorneys' fees, expenses or costs in the Action incurred by any attorney on behalf of the Named Plaintiffs and the Class, and shall relieve United Retail, the Claims Administrator, the Settlement Fund, and United Retail's Counsel of any other claims or liability to any other attorney or law firm for any attorneys' fees, expenses and/or costs to which any of them may claim to be entitled on behalf of the Named Plaintiffs and/or the Class.
  Class Counsel may apply for an Enhancement to Named Plaintiffs in an amount not to exceed $10,000 each to be paid by the Plaintiffs to the Named Plaintiffs for their time and effort spent pursuing the Action. The Enhancement shall be paid out of and deducted from the Settlement Fund, and for administrative purposes shall be paid in the form of a check from United Retail or the Claims Administrator. United Retail and the Plaintiffs agree not to oppose such an application, so long as it is consistent with the provisions of this Agreement. The Named Plaintiffs shall receive a Settlement Award from United Retail in addition to the Enhancement from the Plaintiffs. The Named Plaintiffs' Enhancement will not be taxed as wages. The Named Plaintiffs will receive a 1099 form in connection with the Enhancement.

9.     Payment Schedule. The Settlement Awards, Fees Award and Enhancement to the named Plaintiffs shall be paid in accordance with the following schedule:

  The Fees Award and Enhancement to the Named Plaintiffs shall be paid by the later of June 1, 2005 or seven days after the Effective Date;
  45% of each Settlement Class Member's Settlement Awards (up to $721,884.15 in the aggregate) shall be paid to the Settlement Class Members by the later of June 1, 2005 or seven days after the Effective Date; and
  The remaining 55% of each Settlement Class Member's Settlement Awards (up to $882,302.85 in the aggregate) shall be mailed to the Settlement Class Members no later than April 28, 2006. This percentage includes any claim for interest on the Settlement Awards through April 28, 2006.

10.     Responsibilities of United Retail. United Retail shall:

  Pay the Claims Administrator for costs and expenses of administering this Settlement after the Claims Administrator has submitted bills to United Retail and those bills have been approved by United Retail and approval for which bills shall not be unreasonably withheld;
  Provide the Claims Administrator with the names, social security numbers and most current mailing address information it has for the Class Members, within 10 days after entry of the Preliminary Approval Order;
  Pay, or cause the Claims Administrator to pay, the Enhancement to the Named Plaintiffs within 7 calendar days after the Effective Date;
  Pay, or cause the Claims Administrator to pay, the Fees Award within 7 calendar days after the Effective Date;
  Provide, after the execution of this Stipulation, the Claims Administrator with reports showing each Plaintiff's name, address, social security number and Gross Settlement Amount, if any, and provide Class Counsel the reports showing the first five digits of the social security numbers and Gross Settlement Amounts; and
  Pay, or cause the Claims Administrator to pay, the Settlement Awards to the Settlement Class Members in accordance with the terms of this Agreement.

11.     Operation of the Settlement Fund.

  At no time shall United Retail have the obligation to segregate the funds comprising the Settlement Fund from its other assets and will retain exclusive authority over, and responsibility for, those funds.
  Either United Retail or the Claims Administrator, as determined by United Retail, will calculate the net amount, if any, to be paid to each of the Settlement Class Members from the Payout Fund in accordance with the terms and provisions of this Agreement.
  Either United Retail or the Claims Administrator, as determined by United Retail, shall have the authority and obligation to make payments to Settlement Class Members from the Payout Fund calculated in accordance with the methodology set out in this Agreement and orders of the Court.
  Either United Retail or the Claims Administrator, as determined by United Retail, shall make all proper payments from the Settlement Fund.
  The Parties do not believe there are any tax return filing requirements pursuant to this Agreement. However, to the extent any tax returns must be filed, either United Retail or the Claims Administrator, as determined by United Retail, shall also cause to be timely and properly filed all informational and other tax returns, if any, necessary with respect to the Settlement Fund. Such returns shall be consistent with this paragraph. The parties do not believe that the Settlement Fund will generate any taxable income, as no segregated Settlement Fund will be created. However, if any taxable income is generated by the Settlement Fund, in all events the tax returns filed shall reflect that all taxes payable on the taxable income of the Settlement Fund, if any, shall be paid by United Retail. Any expenses consisting of the expenses and costs incurred in connection with the operation and implementation of this paragraph (including, without limitation, reasonable expenses of tax attorneys, accountants or other designees retained by United Retail and/or the Claims Administrator as required for the preparation and filing of tax returns described in this paragraph) shall be treated as, and considered to be, a cost of administration of the Settlement and paid by United Retail.
  No person shall have any claim against United Retail, United Retail's Counsel, the Named Plaintiffs, Plaintiffs, the Class, Plaintiffs' Counsel or the Claims Administrator based on distributions and payments made in accordance with this Agreement.
  The maximum amount United Retail can be required to pay under this Settlement for any purpose is the amount of the Settlement Fund.

12.     Change of Store Managers Method of Compensation; No Injunctive Relief. As part of this Settlement, United Retail shall not be required to enter into any consent decree, nor shall United Retail be required to agree to any provision for injunctive relief. United Retail changed its Store Managers to an hourly basis of compensation before January 31, 2005.

13.     Notice/Approval of Settlement and Settlement Implementation. As part of this Settlement, the Parties agree to the following procedures for obtaining preliminary Superior Court approval of the Settlement, certifying a Settlement Class, notifying Settlement Class Members, obtaining final Superior Court approval of the Settlement and processing the settlement payments:

  Preliminary Settlement Hearing. Named Plaintiffs shall request a hearing before the Superior Court to request preliminary approval of the Settlement and to request the entry of the order for certification of the Class for settlement purposes only ("Preliminary Approval Order" or "Order") (attached as Exhibit 3 hereto). In conjunction with this hearing, Named Plaintiffs will submit this Agreement, which sets forth the terms of this Settlement, and will include proposed forms of all notices and other documents as attached hereto necessary to implement the Settlement.
  Certification of Settlement Class. Simultaneous with the filing of the Stipulation of Settlement and solely for purposes of this Settlement, Named Plaintiffs will request the Superior Court to enter the Preliminary Approval Order substantially in the form of Exhibit 3 hereto, preliminarily approving the proposed Settlement, certifying the Class and the Class Period for settlement purposes only and setting a date for a Settlement Hearing to determine final approval of the Settlement. The Order shall provide for notice of the Settlement and related matters to be sent to Settlement Class Members as specified herein.
  Notice to Settlement Class Members. Notice of the Settlement shall be provided to Class Members, and Class Members shall submit objections to the Settlement and/or requests for exclusion from the Class, using the following procedures:

(1) Claims Administrator. Rust Inc., located at 501 Marquette Avenue, Minneapolis, MN 55402, Telephone: (612) 359-2000, Fax: (612) 359-2050 (hereinafter "Rust"), or such other entity upon whom the Parties mutually agree, shall be retained to serve as Claims Administrator. Subject to United Retail's exercise of its discretion to do these tasks itself as set forth in Paragraphs 10 and 11, the Claims Administrator shall be responsible for preparing, printing and mailing the Notice (attached as Exhibit 1 hereto) and the Claim Form (attached as Exhibit 2 hereto) as directed by the Court to the Class Members, receiving and reviewing the Claim Forms submitted by Class Members to determine eligibility for payment as a Settlement Class Member and the amount of any such payment, along with the amount of all payroll tax deductions to be withheld, keeping track of opt outs, drafting and mailing Settlement Award checks to Settlement Award Class Members, and for such other tasks as the Parties mutually agree or the Superior Court orders the Claims Administrator to perform. The Parties each represent they do not have any financial interest in Rust or otherwise have a relationship with Rust that could create a conflict of interest. United Retail shall be responsible for paying all agreed Claims Administrator's Administration Fees upon presentation of invoices by the Claims Administrator. United Retail shall also be responsible for paying over to the Claims Administrator at such times as requested by the Claims Administrator those amounts necessary to enable the Claims Administrator to pay Settlement Class Members, if those payments are made by the Claims Administrator rather than United Retail

(2) Notice By First-Class Mail. Within 20 days after entry of the Preliminary Approval Order as provided herein, the Claims Administrator shall send a copy of a Notice of Pendency and Settlement of Class Action; Settlement Hearing; and Claim, Consent, and Exclusion Procedures ("Notice") (attached as Exhibit 1 hereto), together with a Claim Form (attached as Exhibit 2 hereto), to all Class Members via First Class regular U.S. mail. The Claims Administrator will utilize the most current mailing address information for Class Members as provided by United Retail to the Claims Administrator from United Retail's payroll records. Any Notices returned to the Claims Administrator as non-delivered before the Objection/Exclusion Deadline Date specified below, shall be sent to the forwarding address affixed thereto. If no forwarding address is provided, then the Claims Administrator shall promptly attempt to determine a correct address using a single computer or other search using the social security number of the individual involved. In the event the procedures in this paragraph are followed and no forwarding address is located, or the intended recipient of a Notice still does not receive the Notice, the intended recipient shall remain a Settlement Class Member and will be bound by all terms of the Settlement and any Final Judgment entered by the Superior Court if the Settlement is approved by the Superior Court.
  Procedure for Objecting to or Requesting Exclusion From Class Action Settlement.

(1) Procedure for Objecting. The Notice shall provide that Class Members who wish to object to the Settlement must file with the Superior Court and serve on counsel for the Parties a written statement objecting to the Settlement. Such written statement must be filed with the Superior Court and served on counsel for the Parties no later than forty-five days after the initial Notice is mailed (the "Objection/Exclusion Deadline Date"). No Class Member shall be entitled to be heard at the Final Settlement Approval Hearing (whether individually or through separate counsel) or to object to the Settlement, and no written objections or briefs submitted by any Class Member shall be received or considered by the Superior Court at the Final Settlement Approval Hearing, unless written notice of the Class Member's intention to appear at the Final Settlement Approval Hearing, and copies of any written objections or briefs, shall have been filed with the Superior Court and served on counsel for the Parties on or before the Objection/Exclusion Deadline Date. Class Members who fail to file and serve timely written objections in the manner specified above shall be deemed to have waived any objections and shall be foreclosed from making any objection (whether by appeal or otherwise) to the Settlement.

(2) Procedure for Requesting Exclusion. The Notice shall provide that Class Members who wish to exclude themselves from the Class must submit a written statement requesting exclusion from the Class on or before the Objection/Exclusion Deadline Date. Such written request for exclusion must contain the name, address, telephone number and Social Security number of the person requesting exclusion and the location and years of his or her employment by United Retail, must be returned by mail to the Claims Administrator at a specified address and must be postmarked on or before the Objection/Exclusion Deadline Date. The date of the postmark on the return mailing envelope shall be the exclusive means used to determine whether a request for exclusion has been timely submitted. Any Plaintiff who opts out of the Class will not be entitled to any recovery under the Settlement and will not be bound by the Settlement or have any right to object, appeal or comment thereon. Class Members who fail to submit a valid and timely request for exclusion on or before the Objection/Exclusion Deadline Date shall be bound by all terms of the Settlement and any Final Judgment entered in this Class Action if the Settlement is approved by the Superior Court, regardless of whether they have otherwise requested exclusion from the Settlement. No later than fourteen (14) days before the Final Settlement Approval Hearing, the Claims Administrator shall provide United Retail's Counsel and Plaintiffs' Counsel with a complete list of all Class Members who have timely requested exclusion from the Class, along with the number and gross settlement amount of valid Claim Forms received.
  No Solicitation of Settlement Objections or Exclusions. The Parties agree to use their best efforts to carry out the terms of this Settlement. At no time shall any of the Parties or their counsel seek to solicit or otherwise encourage Settlement Class Members to submit written objections to the Settlement or requests for exclusion from the Settlement Class, or appeal from the Superior Court's Final Judgment.
  Option to Terminate Settlement. If, after the Objection/Exclusion Deadline Date and before the Final Settlement Approval Hearing referenced in paragraph 13(G) below, persons who otherwise would be members of the Settlement Class have filed with the Claims Administrator timely requests for exclusion from the Settlement Class in accordance with paragraph 13(D)(2) above, and such persons either are the named Class Members or have potential Gross Settlement Amounts in a total amount greater than $165,918.75, or seven and one-half percent (7 1/2%) of the Settlement Fund, United Retail shall have, in its sole discretion, the option to terminate this Settlement by filing the appropriate motion with the Court, to be heard at or before the Final Settlement Approval Hearing as defined in Paragraph 13.G., below.
  Final Settlement Approval Hearing and Entry of Final Judgment. Upon expiration of the Objection/Exclusion Deadline Date, with the Superior Court's permission, a Final Settlement Approval Hearing shall be conducted to determine final approval of the Settlement along with the amount properly payable for (i) attorneys' fees and costs, (ii) the Named Plaintiffs' Enhancement, and (iii) cost of administration. Upon final approval of the Settlement by the Superior Court at or after the Final Settlement Approval Hearing, the Parties shall present a Final Judgment ("Final Judgment") (attached as Exhibit 4 hereto) to the Superior Court for its approval. After entry of the Final Judgment, the Superior Court shall have continuing jurisdiction solely for purposes of addressing: (i) settlement administration matters and (ii) such post-Final Judgment matters as may be appropriate under court rules or as set forth in this Agreement.
  Procedure for Payment of Settlement Awards. Except for Class Members who submit valid and timely requests for exclusion as provided herein, all Class Members who are entitled to participate in the Payout Fund and who have submitted a valid and timely Claim Form will receive a Settlement Award from United Retail, distributed by United Retail or through the Claims Administrator. The Claim Form shall include instructions on how to submit the form, and shall notify Class Members that the Claim Form must be completed, signed and returned by mail no later than a specific date (the "Claim Deadline") for a Class Member to be eligible to receive any Settlement Award. The date of the postmark on the return envelope shall be the exclusive means used to determine whether a Class Member has "timely" returned his/her Claim Form on or before the Claim Deadline. Claim Forms received by the Claims Administrator that have been postmarked after the Claim Deadline shall be disregarded. For purposes of this Agreement, a Claim Form shall be deemed "valid" only if: (1) the Class Member has provided on the Claim Form his or her name, social security number and telephone number; (2) the Class Member has dated and signed the Claim Form; and (3) the name and social security number provided by the Class Member on the Claim Form match United Retail's records as provided to the Claims Administrator. If a Class Member's Claim Form is defective as to any of these three requirements, the Class Member shall be given an opportunity to cure the defect(s). Any such Claim Form shall be returned to the Class Member, who will be informed of the defect(s). The Class Member will be given fifteen (15) days from the date the Claim Form was mailed back to the Class Member within which to cure the defect(s) and return the Claim Form to the Claims Administrator. If the revised Claim Form is not postmarked within that fifteen-day period, it shall be deemed untimely and the claim will be rejected. The name and social security number provided by the Class Member will be deemed to match United Retail's records only if: (1) both the first name and the last name and the Social Security number provided by the Class Member match United Retail's records; or (2) the first name and the social security number provided by the Class Member match United Retail's records and it appears the last name has been changed as a result of a change in marital status or other legal name change. Although Class Members who do not submit a valid and timely Claim Form shall not receive a Settlement Award, such persons shall nonetheless be members of the Class and will be bound by all terms of the Settlement and any Final Judgment entered in this Class Action if the Settlement is approved by the Superior Court. After the conclusion of the defect cure period, and subject to the terms of Paragraph 13.I., below, the Claims Administrator will send a Notice of Denied Claim form to any Class Member who had submitted a Claim Form that was not timely and/or not valid, stating the reason the claim was denied. Settlement Awards for Settlement Class Members shall be paid pursuant to the settlement formula set forth herein within the time periods set forth in Paragraph 9. United Retail's and the Claims Administrator's determination of eligibility for, and the amounts of, any Settlement Awards under the terms of this Agreement, shall be conclusive, final and binding on all Parties, including all Settlement Class Members, subject to review by Plaintiffs' Counsel and the Court, if necessary. Any checks paid to Settlement Class Members shall remain valid and negotiable for sixty (60) days from the date of their issuance and may thereafter automatically be canceled if not cashed by a Settlement Class Member within that time, at which time the Settlement Class Member's claim will be deemed void and of no further force and effect. The total of such checks not cashed within sixty (60) days shall be deemed abandoned and shall be paid as abandoned property to the authorities of the respective states to which the checks had been mailed. Administration of the Settlement shall be completed on or before August 28, 2006. Upon completion of administration of the Settlement, United Retail shall provide written certification of such completion to the Superior Court and Plaintiffs' Counsel. Also upon completion of administration of the Settlement, the Claims Administrator shall provide written certification of such completion to the Superior Court and counsel for all Parties, as provided herein.
  Denial or Modification of Claims. Before any claim is denied or modified for any reason by the Claims Administrator, both Class Counsel and United Retail's Counsel must agree in writing to the denial or modification of any such claim. If any claimant disputes the accuracy of United Retail's records concerning said claimant's dates of employment, positions held during said periods of employment, or the calculation of his or her settlement payment, or if United Retail believes a claim is fraudulent, as applicable, the dispute shall first be submitted to Class Counsel and United Retail's Counsel for attempted mutual resolution. Class Members shall have the ability to describe the nature and circumstances of their dispute on the Claim Form provided to them. Any Class Member who tenders such a dispute shall provided corrected information on the Claim Form, and shall submit to the Claims Administrator copies of any supporting documents available to the Class Member. If said counsel are unable to agree on the resolution of any such disputed claim, upon demand by the claimant, the matter shall be submitted for a binding decision to a neutral arbitrator selected by the parties. The matter shall be heard by the arbitrator by submission of written evidence and without a hearing. If the parties are unable to agree on the selection of an arbitrator, prior to the hearing on Final Approval of the settlement, JAMS shall randomly select an arbitrator from its employment panel of arbitrators for the Los Angeles area. The fees of the neutral arbitrator shall be paid out of the Payout Fund. The arbitration awards and fees will not increase the total Payout Fund. The neutral arbitrator will retain complete discretion to deal with any and all issues related to any dispute by a class member as to length of employment in a Covered Position, full weeks worked as defined and calculated pursuant to this Joint Stipulation, calculation of a settlement payment pursuant to this Joint Stipulation, or the validity of any claim. The parties shall use their best efforts to resolve all disputed and/or arbitrated claims by Final Approval.
  Administration Costs. All of United Retail's own legal fees, costs and expenses incurred in this Action and in administering the Settlement shall be borne by United Retail. The Parties agree to cooperate in the Settlement administration process and to make all reasonable efforts to control and minimize the costs and expenses incurred in administration of the Settlement.
  Nullification of Settlement Agreement. In the event: (i) the Superior Court does not enter the Order specified herein; (ii) the Superior Court does not finally approve the Settlement as provided herein; (iii) the Superior Court does not enter a Final Judgment as provided herein which becomes final as a result of the occurrence of the Effective Date; or (iv) the Settlement does not become final for any other reason, this Settlement Agreement shall be null and void and any order or judgment entered by the Court in furtherance of this Settlement shall be treated as void ab initio. In such a case, the Parties and any funds to be awarded under this Settlement shall be returned to their respective statuses as of the date and time immediately prior to the execution of this Agreement, and the Parties shall proceed in all respects as if this Settlement Agreement had not been executed, except that any fees already incurred by the Claims Administrator shall be paid by United Retail and shall not be repaid to United Retail. In the event an appeal is filed from the Superior Court's Final Judgment, or any other appellate review is sought prior to the Effective Date, administration of the Settlement shall be stayed pending final resolution of the appeal or other appellate review.
  Certification By Claims Administrator. The Claims Administrator shall keep United Retail, United Retail's counsel and Plaintiffs' Counsel apprised of all distributions from the Settlement Fund (to the extent the Claims Administrator is responsible for any such distribution) and upon completion of administration of that portion of the Settlement, the Claims Administrator shall provide written certification of such completion to the Superior Court and counsel for all Parties.

14.     Privacy of Documents and Information. Plaintiffs and their counsel agree that none of the documents and information provided to them by United Retail shall be used for any purpose other than prosecution of this Class Action. United Retail agrees that the identities of those Class Members who submit Claim Forms will not be disclosed to those Class Members’ direct supervisors at United Retail.

15.     No Effect on Employee Benefits. The Settlement Awards and Enhancement paid to the Named Plaintiffs or other Settlement Class Members shall not have any effect on the eligibility for, or calculation of, any of the employee benefits (e.g. vacations, holiday pay, retirement plans, etc.) of the respective Named Plaintiffs or Settlement Class Members. The Parties agree that any Settlement Awards and Enhancement Awards to Settlement Class Members under the terms of this Agreement do not represent any modification of Settlement Class Members’ previously credited hours of service or other eligibility criteria under any employee pension benefit plan or employee welfare benefit plan sponsored by United Retail. Further, any Settlement Awards or Enhancement hereunder shall not be considered “compensation” in any year for purposes of determining eligibility for, or benefit accrual within, an employee pension benefit plan or employee welfare benefit plan sponsored by United Retail.

16.     No Admission By the Parties. United Retail and the Released Parties deny any and all claims alleged in this Class Action and deny all wrongdoing whatsoever. This Agreement is not a concession or admission, and shall not be used against United Retail or any of the Released Parties as an admission or indication with respect to any claim of any fault, concession or omission by United Retail or any of the Released Parties. Whether or not the Settlement is finally approved, neither the Settlement, nor any document, statement, proceeding or conduct related to this Agreement, nor any reports or accounts thereof, shall in any event be:

  construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to the Released Parties, including, but not limited to, evidence of a presumption, concession, indication or admission by any of the Released Parties of any liability, fault, wrongdoing, omission, concession or damage; or
  disclosed, referred to or offered or received in evidence against any of the Released Parties, in any further proceeding in the Class Action, or any other civil, criminal or administrative action or proceeding except for purposes of settling this Class Action pursuant to this Agreement.

17.     Exhibits and Headings. The terms of this Agreement include the terms set forth in any attached Exhibits 1-5, which are incorporated by this reference as though fully set forth herein. Any Exhibits to this Agreement are an integral part of the Settlement. The descriptive headings of any paragraphs or sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

18.     Interim Stay of Proceedings. The Parties agree to hold all proceedings in the Class Action, except such proceedings necessary to implement and complete the Settlement, in abeyance pending the Final Settlement Approval Hearing to be conducted by the Superior Court.

19.     Amendment or Modification. This Agreement may be amended or modified only by a written instrument signed by counsel for all Parties or their successors-in-interest.

20.     Entire Agreement. This Agreement and any attached Exhibits constitute the entire agreement among these Parties, and no oral or written representations, warranties or inducements have been made to any Party concerning this Agreement or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. United Retail shall not be required as part of the Settlement to modify or eliminate any of its personnel, compensation or payroll practices, or adopt any new personnel, compensation or payroll practices.

21.     Authorization to Enter Into Settlement Agreement. Counsel for all Parties warrant and represent they are expressly authorized by the Parties whom they represent to negotiate this Agreement and to take all appropriate action required or permitted to be taken by such Parties pursuant to this Agreement to effectuate its terms, and to execute any other documents required to effectuate the terms of this Agreement. The Parties and their counsel will cooperate with each other and use their best efforts to effect the implementation of the Settlement. In the event the Parties are unable to reach agreement on the form or content of any document needed to implement the Settlement, or on any supplemental provisions that may become necessary to effectuate the terms of this Settlement, the Parties may seek the assistance of the Superior Court to resolve such disagreement. The persons signing this Agreement on behalf of United Retail represent and warrant that they are authorized to sign this Agreement on behalf of United Retail.

22.     Binding on Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the successors or assigns of the Parties hereto, as previously defined.

23.     California Law Governs. All terms of this Agreement and the Exhibits hereto shall be governed by and interpreted according to the laws of the State of California.

24.     Counterparts. This Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the Parties to this Agreement shall exchange among themselves original signed counterparts.

25.     This Settlement is Fair, Adequate and Reasonable. The Parties believe this Settlement is a fair, adequate and reasonable settlement of this Class Action and have arrived at this Settlement in arms-length negotiations, taking into account all relevant factors, present and potential. This Settlement was reached after extensive negotiations.

26.     Jurisdiction of the Court. The Court shall retain jurisdiction with respect to the interpretation, implementation and enforcement of the terms of this Agreement and all orders and judgments entered in connection therewith, and the parties and their counsel hereto submit to the jurisdiction of the Court for purposes of interpreting, implementing and enforcing the settlement embodied in this Agreement and all orders and judgments entered in connection therewith.

27.     Cooperation and Drafting. Each of the parties has cooperated in the drafting and preparation of this Agreement. Hence, in any construction made to this Agreement, the same shall not be construed against any of the parties.

28.     Invalidity of Any Provision. Before declaring any provision of this Agreement invalid, the Court shall first attempt to construe the provisions valid to the fullest extent possible consistent with applicable precedents so as to define all provisions of this Agreement valid and enforceable.

29.     Named Plaintiffs’ Waiver of Right to be Excluded and Object. The Named Plaintiffs agree to sign this Agreement and by signing this Agreement are bound by the terms herein stated and further agree not to request to be excluded from the Settlement Class and agree not to object to any of the terms of this Agreement. Non-compliance by any of the Named Plaintiffs with this paragraph shall be void and of no force or effect. Any such request for exclusion or objection shall therefore be void and of no force or effect.

30.     Non-Disparagement. The Parties and their counsel agree not to disparage the settlement in any way. Named Plaintiffs and Plaintiffs’ counsel further agree not to disparage the Released Parties in any way.

NAMED PLAINTIFFS

DATED: March 10, 2005	/s/ERIK STANFORD ERIK STANFORD

DATED: March 10, 2005	/s/PATRICIA KOZMINSKI PATRICIA KOZMINSKI

CLASS COUNSEL

DATED: March 18, 2005	HARRIS & KAUFMAN /s/WILLIAM HARRIS WILLIAM HARRIS

DEFENDANT

DATED: March 17, 2005	UNITED RETAIL INCORPORATED By: /s/GEORGE R. REMETA Its: Chief Administrative Officer

DEFENDANT’S COUNSEL

DATED: March 17, 2005	SHEPPARD MULLIN RICHTER & HAMPTON LLP /s/CHARLES F. BARKER CHARLES F. BARKER

LIST OF EXHIBITS

1.    Class Notice

2.    Claim Form/FLSA Consent Form

3.    Preliminary Approval Order

4.    Final Judgment

5.    Second Amended Complaint